Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TESSPAY INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF FEBRUARY, A.D. 2024, AT 1:12 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE
1793 DELAWARE 1865

6886902 8100
SR# 20240438033

Authentication: 202780363
Date: 02-09-24

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:12 PM 02/09/2024
FILED 01:12 PM 02/09/2024
SR 20240438033 - File Number 6886902

CERTIFICATE OF AMENDMENT
to the
CERTIFICATE OF INCORPORATION
of
TESSPAY INC.

Under Section 242 of the Delaware General Corporation Law

TessPay Inc., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**") hereby certifies as follows:

FIRST: The Certificate of Incorporation, as amended (as amended, the "**Certificate of Incorporation**"), of the Corporation is hereby amended by inserting the following language as Section 4.1(d) to Article FOURTH:

"4.1(d) **Reverse Stock Split**. "Effective as of filing (the "**Effective Time**"), (i) each eight (8) shares of the Corporation's Common Stock, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") and shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable shares of Common Stock, par value of $0.0001 per share (the "**New Common Stock**"), subject to the treatment of fractional share interests as described below (the "**Reverse Stock Split**"). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock or New Common Stock upon the effectiveness of the Reverse Stock Split shall be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split."

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 9 day of February 2024

/s/ Jeff Mason
Jeff Mason, Chief Executive Officer